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                                                                   Exhibit 5
                                                                   Exhibit 23(1)

                     [FEDERAL SIGNAL CORPORATION LETTERHEAD]


                                October 18, 2001

Federal Signal Corporation
1415 W. 22nd Street
Oak Brook, IL 60523

Gentlemen:

Referring to the accompanying Registration Statement on Form S-3 relating to the registration of 110,000 shares for the Federal Signal Corporation Stock to be exchanged for the assets of Tooling Specialties, Inc. (the "Transaction"), I am of the opinion that:

         1. Federal Signal Corporation is a validly organized and existing corporation under the laws of the State of Delaware.

         2. All necessary corporate action has been duly taken to authorize the transaction and issuance of up to 110,000 shares for the Transaction.

         3. The shares of Federal Signal Corporation Common Stock issued pursuant to the Transaction have been duly authorized and delivered in accordance with the terms of the Transaction, are legally issued, fully paid and nonassessable shares of Common Stock of Federal Signal Corporation and no personal liability will be attached to the holders under the laws of the State of Delaware where the Company is incorporated, or the laws of the State of Illinois, where the Company has its principal place of business.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statement referred to above, and the use of my name in the Prospectus under Legal Opinion which is included in the Registration Statement.

                                                  Very truly yours,


                                                  /s/ Kim A. Wehrenberg
                                                  ------------------------------
                                                  Kim A. Wehrenberg